Exhibit 99

Dillard’s, Inc. Announces New $500 Million Share Repurchase Program and Declares $0.20 Cash Dividend

LITTLE ROCK, Ark.--(BUSINESS WIRE)--February 24, 2022--Dillard’s, Inc. (NYSE: DDS) (the “Company” or “Dillard’s”) announced that the Board of Directors has approved a new share repurchase program authorizing the Company to repurchase up to $500 million of its Class A Common Stock. The new open-ended authorization permits the Company to repurchase its Class A Common Stock in the open market, pursuant to preset trading plans meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934 or through privately negotiated transactions.

The Board of Directors also declared a cash dividend of $0.20 per share on the Class A and Class B Common Stock of the Company payable May 2, 2022 to shareholders of record as of March 31, 2022. This marks the Company’s 212th consecutive quarterly dividend since becoming a public company in 1969.

CONTACT:
Julie J. Guymon, C.P.A.
501-376-5965
julie.bull@dillards.com